EXHIBIT 23
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-127669, 333-125909 and 333-143308) of Leap Wireless International, Inc. of our report dated February 28, 2008 relating to the financial statements and the effectiveness of internal control over financial reporting, which appear in this Form 10-K.

/s/ Pricewaterhouse Coopers LLP
San Diego, California
February 28, 2008